CB&I Hosts Investor Day

Company Provides 2014 Guidance

THE WOODLANDS, Texas, Dec. 11, 2013 /PRNewswire/ -- CB&I (NYSE: CBI) today hosted an Investor Day in New York City. During the meeting, CB&I's management team demonstrated the company's confidence in its end markets, its ability to capture new business and its plans for double digit growth.

"CB&I has performed well this year. Our awards to date in key LNG and petrochemical projects in North America, as well as our diversified and robust underpinning, are a testament to our strong market position," said Philip K. Asherman, President and Chief Executive Officer. "We believe we have strong opportunities ahead of us and that our results in 2013 demonstrate our success in building a world class, highly competitive company."

The company also confirmed its 2013 guidance and provided its initial 2014 guidance as follows:

Revenue	$12.6 - $13.2 billion

Adjusted Earnings Per Share*	$4.80 - $5.65

CB&I's Investor Day webcast is available on the Investor Relations page of www.CBI.com.

* 2014 adjusted earnings per share guidance excludes Shaw-related acquisition and integration costs. These costs are anticipated to be $15 to $25 million, with a tax benefit of $6 to $9 million, respectively, or $0.10 to $0.15 per share. GAAP earnings per share is estimated to be $4.65 to $5.55.

About CB&I
CB&I (NYSE:CBI) is the most complete energy infrastructure focused company in the world and a major provider of government services. Drawing upon more than a century of experience and the expertise of approximately 50,000 employees, CB&I provides reliable solutions while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.cbi.com.

Important Information For Investors And Shareholders

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as "achieve," "forecast," "plan," "propose," "strategy," "envision," "hope," "will," "continue," "potential," "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might" or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and "Forward-Looking Statements" described under "Risk Factors" in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2012, and any updates to those risk factors or "Forward-Looking Statements" included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

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CONTACT: Media: www.CBI.com, or Investors, Christi Thoms, +1 832 513 1200